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                                                                    Exhibit 99.1
[PRO-FAC LOGO]
                                                                    Contacts:
                                                                    Kevin Murphy
                                                                    585-218-4210


                PRO-FAC REPORTS FIRST FISCAL QUARTER 2005 RESULTS


Rochester, N.Y., November 8, 2004...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended September 25, 2004 today with the Securities and Exchange Commission. The Form 10-Q, among other things, includes Pro-Fac's financial results for the first quarter of fiscal 2005.

For the fiscal quarter ended September 25, 2004, Pro-Fac reported a net loss of $0.5 million. This consisted primarily of termination payments received under the terms of a termination agreement between Pro-Fac and Birds Eye Foods, net of a loss recognized using the equity method for Pro-Fac's investment in Birds Eye Holdings LLC and normal operating expenses.




ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus, potatoes, turnip roots, and leafy greens) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A Cumulative preferred stock is listed on the Nasdaq National Market system under the stock symbol, "PFACP." More information about Pro-Fac can be found on its web site at http://profaccoop.com/.